Exhibit 99.1

Press Release of Active Power, Inc. dated July 28, 2004

ACTIVE POWER ANNOUNCES SECOND QUARTER RESULTS

AUSTIN, Texas (July 28, 2004) — Active Power, Inc. (NASDAQ: ACPW) today announced results for its second quarter ended June 30, 2004. Revenues for the second quarter of fiscal 2004 were $3.7 million, an increase of 99% from the same period last year. Second quarter’s revenue growth was driven by a 32% increase in unit volume as compared to the second quarter of 2003, and an increase in project revenue, which comprises revenue from installation and start-up services and third party equipment.

Net loss for the second quarter of 2004 was $6.1 million, or 14 cents per share, compared to a net loss of $5.9 million, or 14 cents per share, for the same period last year. Product gross margin improvements from higher sales volume and lower product material costs were offset by higher legal and litigation costs.

Consumption of cash and investments for the quarter was $5.5 million, as compared to $4.0 million for the same period last year. The increase in cash and investment consumption was due primarily to changes in our working capital balances.

“End user demand for our products continues to strengthen in traditional markets, such as broadcasting, utilities, hospitals and airports,” said Joe Pinkerton, Chairman and CEO of Active Power. “Continued success in these markets along with a growing demand for our new 1000 & 1200 kVA UPS products will be the primary drivers for sequential growth in the second half of this year.

Our battery-free extended runtime product continues to meet its technical milestones. This system powered an 80 kW load for 15 minutes in April, which is the energy equivalent of 22 of our current flywheels. We plan to showcase the underlying technology of this product in September at the International Telecommunications Energy Conference and to ship alpha units by the end of the year.”

Business Highlights:

•	Received a $2.7 million order for four high power continuous power systems (CPS) from an existing customer for an industrial application. In addition to the four high power UPS systems, this CPS order features project revenue from installation and start-up services as well as third party equipment. We expect to ship product against this order in Q3 and Q4 of this year.

•	Shipped five systems to hospital facilities in Q2, including one of our new 1000 kVA high power UPS systems for a hospital installation in Italy.

•	Furthered our efforts in the gaming industry market with shipments of UPS systems to two casinos in North America, building on our earlier success from prior installations in this market.

•	Reduced the stocking inventory at our primary OEM, Caterpillar and its dealer network, by approximately $1.0 million or 12%.

•	Continued the success of our mid-range UPS in the broadcast market by shipping systems to five broadcast customers, including one of the three major networks.

•	Added to our airport runway lighting customers by shipping a UPS system to an airport in Mexico City.

•	Received a multi-system UPS order from a semiconductor fabrication facility in North America, to be shipped in Q3.

•	Shipped multiple CleanSource® DC systems to our Japanese OEM customer, Fuji Electric.

•	Achieved a significant development milestone on our battery-free extended runtime energy storage product, discharging the system at 80 kW for over 15 minutes. This system is targeted to replace lead-acid batteries in the 3-phase UPS market below 100 kVA. We anticipate a technology launch for this product in September 2004, and are on schedule to ship alpha units to customers in the fourth quarter of this year.

Outlook:

Active Power expects Q3 2004 revenue to increase to approximately $4.0 to $4.5 million, and Q3 earnings per share to be a loss of approximately 13 to 15 cents. Included in our Q3 earnings estimate is $500,000 or approximately 1 cent per share for attorney fees associated with our ongoing litigation. For a further discussion of this litigation see our most recent SEC filings. We expect consumption of cash and investments in Q3 to be in the range of $5.0 to $6.0 million.

Conference call:

The Company will host a conference call today, Wednesday, July 28, at 11:00 a.m. Eastern Time, to further review the Company’s fiscal Q2 results. A replay of the webcast will be available until August 11th. Investors may access the live broadcast and replay through our web site: www.activepower.com.

About Active Power:

Active Power, Inc. (www.activepower.com) designs, manufactures and markets battery-free power quality products that provide the consistent, reliable electric power required by today’s digital economy. An ISO 9001-certified company, Active Power is the first to commercialize a flywheel energy storage system, CleanSource® that provides a highly reliable, low-cost and non-toxic replacement for lead-acid batteries used in conventional power quality installations.

Cautionary Note Regarding Forward-Looking Statements:

This release may contain forward-looking statements that involve risks and uncertainties. Among the important factors that could cause actual results to materially differ from those in the forward-looking statements are: the potential for significant losses to continue; inability to accurately predict revenue and budget for expenses for future periods; fluctuations in revenue and operating results; overall market performance; decreases and/or delays in capital spending; limited product offerings; inability to expand and integrate new distribution channels; inability to manage new and existing product distribution relationships; our dependence on our relationship with Caterpillar®; competition; delays in research and development; dependence on sole or limited source suppliers; inability to increase product sales; inventory risks; dependence upon key personnel; inability to protect our intellectual property rights, including the possibility of an adverse outcome in the litigation in which we are currently engaged; potential future acquisitions; the volatility of our stock price regardless of our actual financial performance; and other factors detailed in our filings with the Securities and Exchange Commission. Additional risks and uncertainties that we are unaware of or that we currently deem immaterial also may become important factors that affect us. Active Power expressly disclaims any obligation to release publicly any updates or revisions to the information contained in this press release or to update or revise any forward-looking statements to reflect any changes in expectations, or any change in events or circumstances on which those statements are based, unless otherwise required by law.

Active Power and our Active Power logo and CleanSource are registered trademarks of Active Power, Inc. All other trademarks are the properties of their respective companies.

Active Power Contacts:

Michael Chibib, Investors, 512.744.9453, mchibib@activepower.com

Derek Jones, Corporate Communications, 512.744.9210, djones@activepower.com

ACTIVE POWER, INC.

CONDENSED STATEMENTS OF OPERATIONS

(Thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2004	2003	2004	2003
Revenue	$3,715	$1,871	$6,955	$3,496
Operating expenses:
Cost of revenue	4,651	2,881	8,472	6,172
Research and development	2,271	2,352	4,624	4,894
Selling, general & administrative	3,202	2,910	6,211	5,616
Amortization of deferred stock compensation	17	33	34	66

Total operating expenses	10,141	8,176	19,341	16,748

Operating loss	(6,426)	(6,305)	(12,386)	(13,252)

Interest income	272	387	669	1,006
Other income (expense)	61	(15)	—	(11)

Net loss	$(6,093)	$(5,933)	$(11,717)	$(12,257)

Net loss per share, basic & diluted	$(0.14)	$(0.14)	$(0.28)	$(0.29)
Shares used in computing net loss per share, basic & diluted	42,375	41,861	42,304	41,805

Comprehensive loss:
Net loss	$(6,093)	$(5,933)	$(11,717)	$(12,257)
Unrealized gain (loss) on investments in marketable securities	(431)	(88)	(403)	(206)

Comprehensive loss	$(6,524)	$(6,021)	$(12,120)	$(12,463)

ACTIVE POWER, INC.

CONDENSED BALANCE SHEETS

(Thousands)

	June 30, 2004	December 31, 2003
	(unaudited)
Assets

Current assets:
Cash and cash equivalents	$30,111	$28,438
Restricted cash	805	805
Short-term investments in marketable securities	10,876	21,763
Accounts receivable, net	2,093	1,528
Inventories	3,860	4,531
Prepaid expenses and other	1,397	1,404

Total current assets	49,142	58,469
Property and equipment, net	8,756	9,796
Intangible assets, net	781	838
Long-term investments in marketable securities	20,526	21,158

Total assets	$79,205	$90,261

Liabilities and stockholders’ equity

Current liabilities:
Accounts payable	$1,735	$1,694
Accrued expenses	3,054	3,323
Deferred revenue	1,068	184

Total liabilities	5,857	5,201
Stockholders’ equity:
Common stock	42	42
Treasury stock	(2)	(2)
Deferred stock compensation	—	(34)
Additional paid-in capital	215,367	214,993
Accumulated deficit	(141,735)	(130,018)
Other accumulated comprehensive income	(324)	79

Total stockholders’ equity	73,348	85,060

Total liabilities and stockholders’ equity	$79,205	$90,261

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